Exhibit 99.1
SIGNET JEWELERS REPORTS SECOND QUARTER FISCAL 2025 RESULTS
Delivers Results In-Line with Expectations
Increases Merchandise Margin Rate and Average Transaction Value
Reiterates Fiscal 2025 Guidance
HAMILTON, Bermuda, September 12, 2024 – Signet Jewelers Limited (“Signet” or the "Company") (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended August 3, 2024 (“second quarter Fiscal 2025”).
"I’d like to thank our Signet team for delivering our fifth consecutive quarter of sequential same store sales improvement, up more than 5 points compared to the first quarter of this year and turning positive third quarter to date. Our strategy to accelerate new merchandise at the right price points is capturing customer demand and driving merchandise margin expansion,” said Signet Chief Executive Officer Virginia C. Drosos. “Both the internal and external metrics we track indicate increasing engagements as we head into the back-half of the year. This combined with growth in new high margin fashion merchandise and services gives us confidence in delivering our annual guidance."
"Our strategy of balancing new merchandise, competitive pricing, and sourcing savings drove merchandise margin expansion of 120 basis points and an increase in average transaction value compared to this time last year,” said Joan Hilson, Chief Financial, Strategy & Services Officer. “In addition to continuing this strategy, our fiscal year guidance includes an increase in cost savings, now up to $200 million for the year, which we believe provides for flexibility in a competitive environment in the back-half."
Second Quarter Fiscal 2025 Highlights:
•Sales of $1.5 billion, down $122.6 million or 7.6% (down 7.6%(1) on a constant currency basis) to Q2 of FY24.
•Same store sales (“SSS”)(2) down 3.4% to Q2 of FY24.
•Gross Margins expanded 10 basis points to 38.0% of sales.
•Operating loss of $100.9 million, down from operating income of $90.2 million in Q2 of FY24, due to $166 million of non-cash impairment charges substantially related to Digital Banners goodwill and the Blue Nile trade name.
•Adjusted operating income(1) of $68.6 million, down from $102.7 million in Q2 of FY24.
•Diluted loss per share of $2.28, compared to diluted earnings per share ("EPS") of $1.38 in Q2 of FY24. The current quarter diluted loss per share includes $3.73 of non-cash impairment charges referenced above.
•Adjusted diluted EPS(1) of $1.25, compared to $1.55 in Q2 of FY24.
•Cash and cash equivalents, at quarter end, of $403.1 million, compared to $690.2 million in Q2 of FY24.
•Repurchased $39.8 million, or approximately 441,000 common shares, during the second quarter.

(1)     See the non-GAAP financial measures section below.
(2)    Same store sales include physical stores and eCommerce sales. As described further below, Fiscal 2025 Q2 same store sales have been calculated by aligning the sales weeks of the current quarter to the equivalent sales weeks in the prior fiscal year period.

(in millions, except per share amounts)	Fiscal 25 Q2	Fiscal 24 Q2	YTD Fiscal 2025	YTD Fiscal 2024
Sales	$1,491.0	$1,613.6	$3,001.8	$3,281.6
SSS % change (1) (2)	(3.4)%	(12.0)%	(6.2)%	(13.0)%
GAAP
Operating (loss) income	$(100.9)	$90.2	$(51.1)	$191.9
Operating margin	(6.8)%	5.6%	(1.7)%	5.8%
Diluted EPS (loss per share)	$(2.28)	$1.38	$(3.17)	$3.17
Adjusted (3)
Adjusted operating income	$68.6	$102.7	$126.4	$209.2
Adjusted operating margin	4.6%	6.4%	4.2%	6.4%
Adjusted diluted EPS	$1.25	$1.55	$2.35	$3.33
(1)     Same store sales include physical stores and eCommerce sales.
(2)     The 53rd week in Fiscal 2024 has resulted in a shift as the current fiscal year began a week later than the previous fiscal year. As such, same store sales for Fiscal 2025 have been calculated by aligning the sales weeks of the current quarter and year to date periods to the equivalent sales weeks in the prior fiscal year. Total reported sales continue to be calculated based on the reported fiscal periods.
(3)     See non-GAAP financial measures below.
Second Quarter Fiscal 2025 Results:

	Change from previous year
Second Quarter Fiscal 2025	Same store sales (1)	Non-same store sales, net	Total sales at constant exchange rate (2)	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(3.7)%	(3.1)%	(6.8)%	(0.1)%	(6.9)%	$1,397.6
International segment	1.7%	(17.5)%	(15.8)%	0.6%	(15.2)%	$86.5
Other segment (3)	nm	nm	nm	nm	nm	$6.9
Signet	(3.4)%	(4.2)%	(7.6)%	—%	(7.6)%	$1,491.0
(1)     As noted above, Fiscal 2025 Q2 same store sales have been calculated by aligning the sales weeks of the current quarter to the equivalent sales weeks in the prior fiscal year period.
(2)     See non-GAAP financial measures below.
(3)    Includes sales from Signet’s diamond sourcing operation.
nm    Not meaningful.
By reportable segment:
North America
•Total sales of $1.4 billion, down $103.5 million or 6.9% to Q2 of FY24 reflecting an increase of 1.6% in total average transaction value ("ATV"), on a lower number of transactions.
•SSS declined 3.7% compared to Q2 of FY24.
International
•Total sales of $86.5 million, down $15.5 million or 15.2% to Q2 of FY24 (down 15.8% on a constant currency basis) reflecting a decrease of 13.4% in total ATV driven by the previously announced sale of prestige watch locations, as well as a lower number of transactions.
•SSS increased 1.7% compared to Q2 of FY24.
Gross margin was $566.3 million, down from $610.8 million in Q2 of FY24. Gross margin was 38.0% of sales, 10 basis points improvement to Q2 of FY24 driven by a 120 basis point merchandise margin improvement from a higher mix of Services and Fashion revenue, partially offset by deleveraging of fixed costs such as store occupancy.
SG&A was $498.4 million, down from $511.2 million in Q2 of FY24. SG&A was 33.4% of sales, 170 basis points higher versus Q2 of FY24. The change in SG&A as a percentage of sales was primarily driven by deleverage of fixed costs.

Operating loss was $100.9 million or (6.8)% of sales, compared to operating income of $90.2 million, or 5.6% of sales in Q2 of FY24. The operating loss was due to the impairment charges at the Digital Banners referenced above. The impairment of the Digital Banners was substantially caused by the on-going challenges from the Blue Nile integration, the lag in engagement recovery, and to a much lesser degree, impacts from market declines in lab created diamond pricing. Notably, Digital Banners bridal penetration of over 80% is more than four times the industry average.
Adjusted operating income was $68.6 million, or 4.6% of sales, compared to $102.7 million, or 6.4% of sales in Q2 of FY24.

	Second quarter Fiscal 2025		Second quarter Fiscal 2024
Operating (loss) income in millions	$	% of sales	$	% of sales
North America segment	$(77.2)	(5.5)%	$117.1	7.8%
International segment	(4.2)	(4.9)%	(7.0)	(6.9)%
Other segment	(2.6)	nm	(1.0)	nm
Corporate and unallocated expenses	(16.9)	nm	(18.9)	nm
Total operating (loss) income	$(100.9)	(6.8)%	$90.2	5.6%

	Second quarter Fiscal 2025		Second quarter Fiscal 2024
Adjusted operating income in millions (1)	$	% of sales	$	% of sales
North America segment	$90.1	6.4%	$129.6	8.6%
International segment	(2.0)	(2.3)%	(7.0)	(6.9)%
Other segment	(2.6)	nm	(1.0)	nm
Corporate and unallocated expenses	(16.9)	nm	(18.9)	nm
Total adjusted operating income	$68.6	4.6%	$102.7	6.4%
(1)     See non-GAAP financial measures below.
nm    Not meaningful.
The current quarter income tax expense was $1.6 million compared to income tax expense of $17.2 million in Q2 of FY24. Adjusted income tax expense was $13.3 million compared to $20.4 million in Q2 of FY24.
Diluted loss per share was $2.28, down from diluted EPS of $1.38 in Q2 of FY24. Diluted loss per share in the current quarter primarily includes $3.73 of asset impairment charges. Excluding these charges (and related tax effects), diluted EPS was $1.25 on an adjusted basis.
The preferred shares had no impact on either diluted loss per share or adjusted diluted EPS for the second quarter of Fiscal 2025.
Balance Sheet and Statement of Cash Flows Highlights:
Year to date cash used in operating activities was $114.4 million compared to cash used in operating activities of $253.3 million in Q2 of FY24. Cash and cash equivalents were $403.1 million as of quarter end, compared to $690.2 million in Q2 of FY24 due to $689 million of cash outlays to redeem preferred shares and retire unsecured notes over the last 12 months. Inventory ended the quarter at $2.0 billion, down $116.7 million or 5.6% to Q2 of FY24, driven by Signet's demand planning efforts and life cycle management.
In May, Leonard Green Partners elected to redeem 100,000 of the remaining 312,500 preferred shares for approximately $129.0 million, bringing the total number of preferred shares retired to 412,500. As of today, 212,500 preferred shares remain outstanding.
The Company ended the second quarter with an Adjusted Debt to Adjusted EBITDAR ratio of 2.0x on a trailing 12-month basis, well below the stated goal of at or below 2.5x, and was 1.7x on an Adjusted Net Debt basis. Net Debt to Adjusted EBITDA was (0.2)x on a trailing 12-month basis.
Subsequent to quarter end, the Company completed a three-year extension of its asset backed loan facility, now scheduled to mature on August 23rd, 2029. The agreement also amends the total facility to $1.2 billion to align with Signet’s lower inventory base. The Company believes this facility will cover liquidity needs for the next 5 years at attractive terms, providing flexibility on capital priorities which include retiring the remainder of the convertible preferred shares.
Capital Returns to Shareholders:
Signet's Board of Directors has declared a quarterly cash dividend on common shares of $0.29 per share for the third quarter of Fiscal 2025, payable November 22, 2024 to shareholders of record on October 25, 2024, with an ex-dividend date of October 25, 2024.
In the second quarter Signet repurchased approximately 441,000 common shares at an average cost per share of $90.35, or $39.8 million. The Company had approximately $813.8 million in share repurchase authorization remaining at the end of the second quarter.
Third Quarter and Full Year Fiscal 2025 Guidance:

Third Quarter
Total sales	$1.345 billion to $1.380 billion
Same store sales	(1.0%) to +1.5%
Adjusted operating income (1)	$8 million to $25 million
Adjusted EBITDA (1)	$55 million to $72 million
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income and adjusted EBITDA exclude potential non-recurring charges, such as restructuring charges, asset impairments or integration-related costs. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income or adjusted EBITDA to corresponding forecasted GAAP amounts.

Fiscal 2025
Total sales	$6.66 billion to $7.02 billion
Same store sales	(4.5%) to +0.5%
Adjusted operating income (1)	$590 million to $675 million
Adjusted EBITDA (1)	$780 million to $865 million
Adjusted diluted EPS (1)	$9.90 to $11.52
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS provided above exclude potential non-recurring charges, such as restructuring charges, asset impairments or integration-related costs. However, given the potential impact of non-recurring charges to the GAAP operating income and diluted EPS, we cannot provide forecasted GAAP operating income or diluted EPS or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS to corresponding forecasted GAAP amounts.
The Company's Fiscal 2025 guidance is based on the following assumptions:
•Engagements to increase by up to 5% in Fiscal 2025; however, Signet's guidance accommodates a range of engagements from (5%) to +5%. The Company's Q3 to-date engagement units are positive year on year.
•Fashion sales to be more robust based on recent trends and a modest improvement in the Digital Banners combine to offset the slower than expected engagement recovery.
•Up to $200 million in cost savings initiatives in Fiscal 2025, up from our previous expectations of $150 million to $180 million.
•Capital expenditures of approximately $160 million to $180 million.
•Annual tax rate of 19% to 20% excludes potential discrete items.
•Up to $1.1 billion allocated to retirement of debt, redemption of preferred shares and open-market common share repurchases in Fiscal 2025.
•Approximately $225 million in non-comparable sales headwinds reflecting over $100 million from the 53rd week in Fiscal 2024, approximately $75 million in the UK from the sale of previously announced prestige watch locations in the UK and up to 30 Ernest Jones store closures, and approximately $50 million from total store closures in North America in Fiscal 2024 and Fiscal 2025.
•Net square footage decline of 1% to flat for the year.

Our Purpose and Sustainable Growth:
Signet’s banner, Zales, continued their partnership with the Black College Football Hall of Fame (BCFHOF) as the official jeweler, further strengthening their support for Historically Black Colleges and Universities (HBCUs). Zales exclusively created ceremonial rings for the Hall of Fame inductees. The 2024 inductees were presented their custom rings in June at the induction ceremony for the College Football Hall of Fame in Atlanta, Georgia. In addition to the rings, Zales participated in the Hall of Fame Classic kick-off reception and career fair, which took place in late August at the Pro Football Hall of Fame, in Canton, Ohio, furthering its commitment to be an inclusive employer of choice.
Conference Call:
A conference call is scheduled for September 12, 2024 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com.
The call details are:
Toll Free – North America +1 800 549 8228
Local – Toronto +1 289 819 1520
Conference ID 97777
Registration for the listen-only webcast is available at the following link:
https://events.q4inc.com/attendee/463875715
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.
About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,700 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, James Allen, Rocksbox, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.jamesallen.com, www.rocksbox.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.
This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: difficulty or delay in executing or integrating an acquisition, including Diamonds Direct and Blue Nile; executing other major business or strategic initiatives, such as expansion of the services business or realizing the benefits of our restructuring plans; the impact of the Israel-Hamas conflict on the operations of our quality control and technology centers in Israel; the negative impacts that public health crisis, disease outbreak, epidemic or pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows, including without limitation risks relating to shifts in consumer spending away from the jewelry category, trends toward more experiential purchases such as travel, disruptions in the dating cycle caused by the COVID-19 pandemic and the pace at which such impacts on engagements are expected to recover, and the Company’s ability to capture market share of the bridal category upon the recovery of engagements; general economic or market conditions, including impacts of inflation or other pricing environment factors on our commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position; disruptions in our supply chain; our ability to attract and retain labor; our ability to optimize our transformation strategies; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations, which has occurred and may continue to deteriorate; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions and/or disruptions arising from changes to or termination of the relevant outsourcing agreements, as well as a potential increase in credit costs due to the current interest rate environment; deterioration in the performance of individual businesses or of our market value relative to its book value, resulting in further impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including future Preferred Share conversions, execution of accelerated share repurchases and the payment of related excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those recently issued in the state of California or adopted by the SEC; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing Israel-Hamas conflict, the potential sale or divestiture of the De Beers Diamond Company and its diamond mining operations by parent company Anglo-American plc, and the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the costs, retail prices, supply and consumer acceptance of, and demand for gem quality lab-created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint, including operating in attractive trade areas and accounting for changes in consumer traffic in mall locations; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly in regions experiencing low unemployment rates; management of social, ethical and environmental risks; ability to deliver on our environmental, social and governance goals; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; risks associated with the Company’s use of artificial intelligence; security breaches and other disruptions to our or our third-party providers’ information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and other jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or assets including cash which could be affected by failure of a financial institution or conditions affecting the banking system and financial markets as a whole; changes in assumptions used in making accounting estimates relating to items such as extended service plans; or the impact of weather-related incidents, natural disasters, organized crime or theft, increased security costs, strikes, protests, riots or terrorism, acts of war (including the ongoing Russia-Ukraine and Israel-Hamas conflicts), or another public health crisis or disease outbreak, epidemic or pandemic on our business.
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2024 Annual Report on Form 10-K filed with the SEC on March 21, 2024 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
Rob Ballew
Senior Vice President, Investor Relations
robert.ballew@signetjewelers.com
or
investorrelations@signetjewelers.com
Media:
Colleen Rooney
Chief Communications & ESG Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

Non-GAAP Financial Measures
In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial measures on a non-GAAP basis. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance and liquidity. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the Company’s condensed consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
The Company previously referred to certain non-GAAP measures as non-GAAP operating income, non-GAAP operating margin and non-GAAP diluted EPS. Beginning in Fiscal 2025, these non-GAAP measures are now referred to as adjusted operating income, adjusted operating margin and adjusted diluted EPS, respectively. There have been no changes to how these non-GAAP measures are defined or reconciled to the most directly comparable GAAP measures.
The Company reports the following non-GAAP financial measures: sales changes on a constant currency basis, free cash flow, adjusted operating income, adjusted operating margin, adjusted diluted earnings per share ("EPS"), adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”) and adjusted EBITDAR, and the debt and net debt leverage ratios, including on an adjusted basis.
The Company provides the year-over-year change in total sales excluding the impact of foreign currency fluctuations to provide transparency to performance and enhance investors’ understanding of underlying business trends. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year sales in local currency.
Free cash flow is a non-GAAP measure defined as the net cash provided by (used in) operating activities less purchases of property, plant and equipment. Management considers this metric to be helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator frequently used by management to evaluate its overall liquidity needs and determine appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary purposes.
Adjusted operating income is a non-GAAP measure defined as operating income excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing operating results to appropriately evaluate the performance of the business without the impact of these certain items. Management believes the consideration of measures that exclude such items can assist in the comparison of operational performance in different periods which may or may not include such items. Management also utilizes adjusted operating margin, defined as adjusted operating income as a percentage of total sales, to further evaluate the effectiveness and efficiency of the Company’s flexible operating model.
Adjusted diluted EPS is a non-GAAP measure defined as diluted EPS excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing financial results in order to appropriately evaluate the performance of the business without the impact of these certain items. In particular, management believes the consideration of measures that exclude such items can assist in the comparison of performance in different periods which may or may not include such items. The Company estimates the tax effect of all non-GAAP adjustments by applying a statutory tax rate to each item. The income tax items are used to estimate adjusted income tax expense and represent the discrete amount that affected the diluted EPS during the period.
Adjusted EBITDA is a non-GAAP measure, defined as earnings before interest and income taxes, depreciation and amortization, share-based compensation expense, other non-operating expense, net and certain non-GAAP accounting adjustments. Adjusted EBITDAR takes this adjusted EBITDA and further excludes minimum fixed rent expense for properties occupied under operating leases. Adjusted EBITDA and Adjusted EBITDAR are considered important indicators of operating performance as they exclude the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs and certain accounting adjustments.
The debt and net debt leverage ratios are non-GAAP measures calculated by dividing Signet’s debt or net debt by adjusted EBITDA. Debt as used in these ratios is defined as current or long-term debt recorded in the condensed consolidated balance sheet plus Preferred Shares. Net debt as used in these ratios is debt less the cash and cash equivalents on hand as of the balance sheet date. The adjusted debt and adjusted net debt leverage ratios are non-

GAAP measures calculated by dividing Signet’s adjusted debt or adjusted net debt by adjusted EBITDAR. Adjusted debt is a non-GAAP measure defined as debt recorded in the condensed consolidated balance sheets, plus Preferred Shares, plus an adjustment for operating leases (5x annual rent expense). Adjusted net debt, a non-GAAP measure, is adjusted debt less the cash and cash equivalents on hand as of the balance sheet dates. Management believes these financial measures are helpful to investors and analysts to analyze trends in Signet’s business and evaluate Signet’s performance. The debt and adjusted debt leverage ratios are key to the Company’s capital allocation strategy as measures of the Company’s optimized capital structure. The net debt and adjusted net debt leverage ratios are supplemental to the debt and adjusted debt ratios as both investors and management find it useful to consider cash and cash equivalents available to pay down debt. These ratios are presented on a trailing twelve-month (“TTM”) basis, which uses either adjusted EBITDA or adjusted EBITDAR calculated on the prior four fiscal quarters.
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with GAAP to presented non-GAAP financial measures.
Free cash flow

	26 weeks ended
(in millions)	August 3, 2024	July 29, 2023
Net cash used in operating activities	$(114.4)	$(253.3)
Purchase of property, plant and equipment	(51.3)	(55.4)
Free cash flow	$(165.7)	$(308.7)
Adjusted operating income

	13 weeks ended		26 weeks ended
(in millions)	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Total operating (loss) income	$(100.9)	$90.2	$(51.1)	$191.9
Asset impairments (1)	166.2	3.5	168.1	3.5
Restructuring charges (2)	1.2	4.2	5.8	4.2
Loss on divestitures, net (3)	1.2	—	2.5	—
Integration-related expenses (4)	0.9	4.8	1.1	12.6
Litigation charges (5)	—	—	—	(3.0)
Total adjusted operating income	$68.6	$102.7	$126.4	$209.2
North America segment adjusted operating income

	13 weeks ended		26 weeks ended
(in millions)	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
North America segment operating (loss) income	$(77.2)	$117.1	$6.0	$241.8
Asset impairments (1)	166.2	3.5	167.4	3.5
Restructuring charges (2)	0.2	4.2	0.8	4.2
Integration-related expenses (4)	0.9	4.8	1.1	12.6
Litigation charges (5)	—	—	—	(3.0)
North America segment adjusted operating income	$90.1	$129.6	$175.3	$259.1
International segment adjusted operating loss

	13 weeks ended		26 weeks ended
(in millions)	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
International segment operating loss	$(4.2)	$(7.0)	$(17.2)	$(13.9)
Restructuring charges (2)	1.0	—	5.0	—
Asset impairments (1)	—	—	0.7	—
Loss on divestitures, net (3)	1.2	—	2.5	—
International segment adjusted operating loss	$(2.0)	$(7.0)	$(9.0)	$(13.9)

Adjusted income tax provision

	13 weeks ended		26 weeks ended
(in millions)	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Income tax expense	$1.6	$17.2	$8.1	$26.7
Asset impairments (1)	10.8	0.9	11.3	0.9
Restructuring charges (2)	0.4	1.1	1.5	1.1
Loss on divestitures, net (3)	0.3	—	0.6	—
Integration-related expenses (4)	0.2	1.2	0.2	3.1
Pension settlement loss	—	—	—	4.1
Litigation charges (5)	—	—	—	(0.8)
Adjusted income tax expense	$13.3	$20.4	$21.7	$35.1
Adjusted effective tax rate

	13 weeks ended
	August 3, 2024	July 29, 2023
Effective tax rate	(1.7)%	18.6%
Asset impairments (1)	18.5%	0.2%
Restructuring charges (2)	0.7%	0.3%
Loss on divestitures, net (3)	0.5%	—%
Integration-related expenses (4)	0.3%	0.4%
Adjusted effective tax rate	18.3%	19.5%
Adjusted diluted EPS

	13 weeks ended		26 weeks ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Diluted EPS	$(2.28)	$1.38	$(3.17)	$3.17
Asset impairments (1)	3.73	0.06	3.77	0.06
Restructuring charges (2)	0.03	0.08	0.13	0.08
Loss on divestitures, net (3)	0.03	—	0.06	—
Integration-related expenses (4)	0.02	0.09	0.02	0.24
Litigation charges (5)	—	—	—	(0.06)
Tax impact of items above (6)	(0.26)	(0.06)	(0.30)	(0.16)
Deemed dividend on redemption of Preferred Shares (7)	—	—	1.91	—
Dilution effect (8)	(0.02)	—	(0.07)	—
Adjusted diluted EPS	$1.25	$1.55	$2.35	$3.33

Adjusted EBITDA and adjusted EBITDAR

	26 weeks ended			53 week period ended	52 week period ended	53 week period ended	52 week period ended
(in millions)	August 3, 2024	July 29, 2023	July 30, 2022	February 3, 2024	January 28, 2023	August 3, 2024	July 29, 2023
Calculation:	A	B	C	D	E	A + D - B	B + E - C

Net (loss) income	$(46.4)	$172.5	$61.9	$810.4	$376.7	$591.5	$487.3
Income taxes	8.1	26.7	(19.6)	(170.6)	74.5	(189.2)	120.8
Interest (income) expense, net	(11.0)	(7.4)	7.8	(18.7)	13.5	(22.3)	(1.7)
Depreciation and amortization	74.5	86.7	79.8	161.9	164.5	149.7	171.4
Amortization of unfavorable contracts	(0.9)	(0.9)	(0.9)	(1.8)	(1.8)	(1.8)	(1.8)
Other non-operating (income) expense, net (9)	(1.8)	0.1	136.9	0.4	140.2	(1.5)	3.4
Share-based compensation	18.3	25.2	22.9	41.1	42.0	34.2	44.3
Other accounting adjustments (10)	177.5	17.3	200.8	21.3	245.5	181.5	62.0
Adjusted EBITDA	$218.3	$320.2	$489.6	$844.0	$1,055.1	$742.1	$885.7
Rent expense	218.3	220.5	220.6	439.8	446.5	437.6	446.4
Adjusted EBITDAR	$436.6	$540.7	$710.2	$1,283.8	$1,501.6	$1,179.7	$1,332.1
Debt and net debt leverage ratios

	As of
(in millions)	August 3, 2024	July 29, 2023
Debt and net debt:
Current portion of long-term debt	$—	$147.5
Redeemable Series A Convertible Preference Shares	223.1	654.7
Debt	$223.1	$802.2
Less: Cash and cash equivalents	403.1	690.2
Net debt	$(180.0)	$112.0

TTM Adjusted EBITDA	$742.1	$885.7

Debt leverage ratio	0.3x	0.9x

Net debt leverage ratio	-0.2x	0.1x

Adjusted debt and adjusted net debt leverage ratios

	As of
(in millions)	August 3, 2024	July 29, 2023
Adjusted debt and adjusted net debt:
Current portion of long-term debt	$—	$147.5
Redeemable Series A Convertible Preference Shares	223.1	654.7
Adjustments:
TTM 5x rent expense	2,188.0	2,232.0
Adjusted debt	$2,411.1	$3,034.2
Less: Cash and cash equivalents	403.1	690.2
Adjusted net debt	$2,008.0	$2,344.0

TTM Adjusted EBITDAR	$1,179.7	$1,332.1

Adjusted debt leverage ratio	2.0x	2.3x

Adjusted net debt leverage ratio	1.7x	1.8x
Footnotes to Non-GAAP Reconciliation Tables
(1)    Primarily includes asset impairment charges related to goodwill and indefinite-lived intangible assets.
(2)    Restructuring charges were incurred primarily as a result of the Company’s rationalization of its store footprint and reorganization of certain centralized functions.
(3)    Includes net losses from the previously announced divestiture of the UK prestige watch business.
(4)    Fiscal 2025 includes severance and retention expenses related to the integration of Blue Nile which were recorded to SG&A. Fiscal 2024 includes primarily severance and retention, exit and disposal, and system decommissioning costs incurred for the integration of Blue Nile. The 13 and 26 weeks ended July 29, 2023 includes $0.1 million and $1.4 million, respectively, recorded to cost of sales, and $4.7 million and $11.2 million, respectively, recorded to SG&A.
(5)    Includes a credit to income related to the adjustment of a prior litigation accrual recognized in Fiscal 2023.
(6)    The Fiscal 2024 tax effect includes a $0.07 impact of the other comprehensive income recognized in earnings from the release of the remaining tax benefit associated with the buy-out of the UK pension completed in the first quarter of Fiscal 2024.
(7)    The Company recorded a deemed dividend to net (loss) income attributable to common shareholders of $85.1 million in the first quarter of Fiscal 2025, which represents the excess of the conversion value of the Preferred Shares over their carrying value upon redemption, and includes $1.5 million of related expenses.
(8)    Adjusted diluted EPS for the 13 and 26 weeks ended August 3, 2024 was calculated using 44.9 million and 47.9 million diluted weighted average common shares outstanding, respectively. The additional dilutive shares were excluded from the calculation of GAAP diluted EPS as their effect was antidilutive.
(9)    For the 26 weeks ended July 30, 2022 and 52 weeks ended January 28, 2023 non-operating expenses primarily includes pre-tax pension settlement charges of $132.8 million and $133.7 million, respectively.
(10)    Other accounting adjustments are inclusive of those items described within footnotes 1 through 5 above. Additional accounting adjustments include litigation charges; acquisition and integration-related expenses, including the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile, as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred related to the acquisition of Blue Nile; and certain asset impairments as previously disclosed in prior periods.

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended		26 weeks ended
(in millions, except per share amounts)	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Sales	$1,491.0	$1,613.6	$3,001.8	$3,281.6
Cost of sales	(924.7)	(1,002.8)	(1,863.1)	(2,038.8)
Gross margin	566.3	610.8	1,138.7	1,242.8
Selling, general and administrative expenses	(498.4)	(511.2)	(1,013.8)	(1,041.6)
Asset impairments, net	(166.2)	(3.8)	(168.6)	(5.6)
Other operating expense, net	(2.6)	(5.6)	(7.4)	(3.7)
Operating (loss) income	(100.9)	90.2	(51.1)	191.9
Interest income, net	2.4	1.8	11.0	7.4
Other non-operating income (expense), net	1.6	0.3	1.8	(0.1)
(Loss) income before income taxes	(96.9)	92.3	(38.3)	199.2
Income taxes	(1.6)	(17.2)	(8.1)	(26.7)
Net (loss) income	$(98.5)	$75.1	$(46.4)	$172.5
Dividends on redeemable convertible preferred shares	(3.0)	(8.6)	(95.2)	(17.2)
Net (loss) income attributable to common shareholders	$(101.5)	$66.5	$(141.6)	$155.3

Earnings (loss) per common share:
Basic	$(2.28)	$1.47	$(3.17)	$3.43
Diluted	$(2.28)	$1.38	$(3.17)	$3.17
Weighted average common shares outstanding:
Basic	44.5	45.2	44.6	45.3
Diluted	44.5	54.3	44.6	54.5

Dividends declared per common share	$0.29	$0.23	$0.58	$0.46

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	August 3, 2024	February 3, 2024	July 29, 2023
Assets
Current assets:
Cash and cash equivalents	$403.1	$1,378.7	$690.2
Inventories	1,977.2	1,936.6	2,093.9
Income taxes	9.2	9.4	9.5
Other current assets	186.2	211.9	193.8
Total current assets	2,575.7	3,536.6	2,987.4
Non-current assets:
Property, plant and equipment, net	470.5	497.7	553.5
Operating lease right-of-use assets	956.2	1,001.8	1,060.2
Goodwill	631.5	754.5	754.1
Intangible assets, net	358.9	402.8	406.5
Other assets	320.3	319.3	287.9
Deferred tax assets	300.7	300.5	37.8
Total assets	$5,613.8	$6,813.2	$6,087.4
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Current portion of long-term debt	$—	$147.7	$147.5
Accounts payable	547.6	735.1	570.7
Accrued expenses and other current liabilities	363.1	400.2	386.7
Deferred revenue	347.8	362.9	358.3
Operating lease liabilities	250.9	260.3	332.2
Income taxes	17.6	69.8	56.9
Total current liabilities	1,527.0	1,976.0	1,852.3
Non-current liabilities:
Operating lease liabilities	793.5	835.7	832.3
Other liabilities	90.5	96.0	98.3
Deferred revenue	874.0	881.8	869.0
Deferred tax liabilities	188.5	201.7	166.7
Total liabilities	3,473.5	3,991.2	3,818.6
Commitments and contingencies
Redeemable Series A Convertible Preference Shares	223.1	655.5	654.7
Shareholders’ equity:
Common shares	12.6	12.6	12.6
Additional paid-in capital	165.2	230.7	220.0
Other reserves	0.4	0.4	0.4
Treasury shares at cost	(1,659.7)	(1,646.9)	(1,596.4)
Retained earnings	3,664.6	3,835.0	3,238.0
Accumulated other comprehensive loss	(265.9)	(265.3)	(260.5)
Total shareholders’ equity	1,917.2	2,166.5	1,614.1
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$5,613.8	$6,813.2	$6,087.4

Condensed Consolidated Statements of Cash Flows (Unaudited)

	26 weeks ended
(in millions)	August 3, 2024	July 29, 2023
Operating activities
Net (loss) income	$(46.4)	$172.5
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	74.5	86.7
Amortization of unfavorable contracts	(0.9)	(0.9)
Share-based compensation	18.3	25.2
Deferred taxation	(13.1)	47.8
Asset impairments, net	168.6	5.6
Other non-cash movements	3.1	1.2
Changes in operating assets and liabilities:
Inventories	(41.4)	65.0
Other assets	33.2	(27.2)
Accounts payable	(193.3)	(300.0)
Accrued expenses and other liabilities	(36.1)	(257.1)
Change in operating lease assets and liabilities	(6.8)	(31.8)
Deferred revenue	(22.1)	(24.8)
Income tax receivable and payable	(52.0)	(15.5)
Net cash used in operating activities	(114.4)	(253.3)
Investing activities
Purchase of property, plant and equipment	(51.3)	(55.4)
Other investing activities, net	(5.9)	(5.5)
Net cash used in investing activities	(57.2)	(60.9)
Financing activities
Dividends paid on common shares	(23.1)	(19.4)
Dividends paid on redeemable convertible preferred shares	(14.4)	(16.4)
Repurchase of common shares	(47.2)	(82.4)
Repurchase of redeemable convertible preferred shares	(541.0)	—
Repayment of Senior Notes	(147.8)	—
Other financing activities, net	(28.4)	(45.6)
Net cash used in financing activities	(801.9)	(163.8)
Cash and cash equivalents at beginning of period	1,378.7	1,166.8
Decrease in cash and cash equivalents	(973.5)	(478.0)
Effect of exchange rate changes on cash and cash equivalents	(2.1)	1.4
Cash and cash equivalents at end of period	$403.1	$690.2

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On August 3, 2024, Signet operated 2,668 stores totaling 4.1 million square feet of selling space. Compared to year-end Fiscal 2024, store count decreased by 30 and square feet of selling space decreased 0.6%.

Store count by segment	February 3, 2024	Openings	Closures	August 3, 2024
North America segment	2,411	3	(13)	2,401
International segment	287	—	(20)	267
Signet	2,698	3	(33)	2,668